EXHIBIT 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Date: December 7, 2011	Indigo Miramar LLC

	By:	Indigo Management LLC, its manager

	By:	/s/William A. Franke
	Name:	William A. Franke
	Title:	Manager

Date: December 7, 2011	Indigo Florida, L.P.

	By:	Indigo Pacific Management LP, its general partner

	By:	Indigo Pacific Capital LLC, its general partner

	By:	Indigo Pacific Partners LLC, its sole member

	By:	/s/William A. Franke
	Name:	William A. Franke
	Title:	Managing Member

Date: December 7, 2011	Long Bar Miramar LLC

	By:	Indigo Management LLC, its manager

	By:	/s/William A. Franke
	Name:	William A. Franke
	Title:	Manager

Date: December 7, 2011	William Franke

/s/ William A. Franke